Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266930

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated May 1, 2023)

Pagaya Technologies Ltd.
Up to 40,139,607 Class A Ordinary Shares

This prospectus supplement is being filed to update and supplement the prospectus, dated May 1, 2023 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-266930), with the notice and proxy statement and proxy card with respect to a special general meeting of shareholders contained in our report of foreign private issuer on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) by Pagaya Technologies Ltd. (the “Company” or “Pagaya”) on May 3, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale of up to 40,139,607 Class A Ordinary Shares of Pagaya Technologies Ltd., no par value (the “Class A Ordinary Shares”), by B. Riley Principal Capital II, LLC.

Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto. We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement, and any supplements or amendments carefully before you invest in our securities. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our Class A Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PGY.” On May 2, 2023, the closing price of our Class A Ordinary Shares on Nasdaq was $0.81 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 18 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

None of the SEC, the Israeli Securities Authority or any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 3, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO SECTION 13A-16 OR 15D-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2023

Commission File Number: 001-41430

Pagaya Technologies Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Azrieli Sarona Bldg, 54th Floor
121 Derech Menachem Begin
Tel-Aviv 6701203, Israel
+972 (3) 715 0920
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

 CONTENTS

Notice, Proxy Statement and Proxy Card for Special Shareholder Meeting

Pagaya Technologies Ltd. (the “Company” or “Pagaya”) hereby publishes notice of a special general meeting of shareholders (the “Meeting”), which is scheduled to take place virtually at 4:00 p.m. (Israel time) on Wednesday, May 24, 2023.  Shareholders of record at the close of business on April 24, 2023 are entitled to vote at the Meeting.  Pagaya hereby furnishes the following documents:

i.
Notice and Proxy Statement with respect to the Meeting, describing the proposals to be voted upon at the meeting, the procedure for voting in person or by proxy at the meeting and various other details related to the meeting; and

ii.	A Proxy Card whereby holders of Company’s shares may vote at the meeting without attending in person.

The information in this Report on Form 6-K is incorporated by reference into the Registration Statement on Form S-8, File No. 333-265739 of the Company, to the extent not superseded by information subsequently filed or furnished (to the extent Pagaya expressly states that it incorporates such furnished information by reference) by Pagaya under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Exhibit Index

Exhibit	Description

99.1	Notice and Proxy statement for the Special General Meeting of Shareholders of the Company to be held on May 24, 2023.
99.2	Proxy card for the Special General Meeting of Shareholders of the Company to be held on May 24, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAGAYA TECHNOLOGIES LTD.

Date: May 3, 2023	By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer

Exhibit 99.1
Pagaya Technologies Ltd.
May 3, 2023
Dear Shareholder,
You are cordially invited to attend an Extraordinary General Meeting of Shareholders (the “Meeting”) of Pagaya Technologies Ltd. (“Pagaya” or the “Company”), to be held on May 24, 2023, at 9 a.m. Eastern Time / 4 p.m. Israel Time. The Meeting will be conducted virtually via live audio webcast. You will be able to attend the Meeting virtually by visiting www.virtualshareholdermeeting.com/PGY2023SM, where you will be able to listen to the Meeting live, submit questions and vote online.
At the Meeting, the Company’s shareholders will be asked to consider and vote on the matters listed in the enclosed Notice of Meeting of Shareholders (the “Notice”). Pagaya’s board of directors unanimously recommends that you vote “FOR” each proposal listed in the Notice.
Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting. Accordingly, after reading the enclosed Notice and proxy statement, please sign, date and mail the enclosed proxy card in the envelope provided or vote by telephone or, if you hold your shares in street name and the proxy card allows this, over the Internet in accordance with the instructions on your proxy card.
We urge all of our shareholders to review our annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”), which is available on our website at www.pagaya.com or on the SEC’s website at www.sec.gov.
We look forward to greeting as many of you as can attend the Meeting.
Sincerely,

/s/ Avi Zeevi
Avi Zeevi Chairman of the Board of Directors

PAGAYA TECHNOLOGIES LTD.
Notice of Extraordinary General Meeting of Shareholders
NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting (the “Meeting”) of shareholders of Pagaya Technologies Ltd. (“Pagaya” or the “Company”) will be held on May 24, 2023, at 9:00 a.m. Eastern Time / 4:00 p.m. Israel Time. The Meeting will be conducted virtually via live audio webcast. You will be able to attend the Meeting virtually by visiting www.virtualshareholdermeeting.com/PGY2023SM, where you will be able to listen to the Meeting live, submit questions and vote online.
The Meeting is being called for the following purposes:
1.
Approval of the modification of our authorized and registered share capital to (a) create a new class of shares to be designated the Series A Preferred Shares of the Company, without par value, and (b) increase our authorized and registered share capital such that our authorized share capital will consist of (i) 80,000,000 Series A Preferred Shares, without par value (the “Series A Preferred Shares”), (ii) 8,000,000,000 Class A Ordinary Shares, without par value (the “Class A Ordinary Shares”) and (iii) 2,000,000,000 Class B Ordinary Shares, without par value (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”);

2.
Approval of the replacement of our current Articles of Association in their entirety with the Amended and Restated Articles of Association, a copy of which is attached as Annex A to the enclosed proxy statement (the “Proxy Statement”);

3.
Approval of the potential issuance of more than twenty percent (20%) of our issued and outstanding Ordinary Shares, including the potential issuance of twenty-five percent (25%) or more of the voting power of the Company; and

4.	To act upon any other matters that may properly come before the Meeting or any adjournment or postponement thereof.
The foregoing proposals are described in detail in the enclosed Proxy Statement, which we urge you to read in its entirety.
Our Board unanimously recommends that you vote “FOR” each of the above proposals.
Only shareholders of record at the close of business on April 24, 2023 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting, or any adjournment or postponement thereof.
The Proxy Statement, along with a proxy card enabling shareholders to indicate their vote on each matter presented at the Meeting, is included with this Notice of Meeting of Shareholders (the “Notice”) and is being mailed on or about May 3, 2023 to all shareholders entitled to vote at the Meeting. Such proxy statement will also be furnished to the U.S. Securities and Exchange Commission (the “SEC”) under cover of a Form 6-K and will be available on our website at www.pagaya.com and on the SEC’s website at www.sec.gov. Signed proxy cards must be received by our transfer agent, Continental Stock Transfer & Trust Company of New York, New York, or at our registered office no later than 24 hours before the time fixed for the Meeting or presented to the chairperson of the Meeting at the time of the Meeting in order for the proxy to be qualified to participate in the Meeting. Pursuant to the Israel Companies Law, 5759-1999 (the “Israel Companies Law”) and the applicable regulations promulgated thereunder, shareholders wishing to express their position on an agenda item for the Meeting may do so by submitting a written statement to the Company’s General Counsel at Azrieli Sarona Building – 54th floor, 121 Derech Menachem Begin, Tel Aviv, Israel, or by email to PagayaProxies@pagaya.com, no later than May 14, 2023. Any position statement received will be published in a press release or a report of foreign private issuer on Form 6-K furnished to the SEC. Detailed proxy voting instructions are provided in the proxy statement as well as on the enclosed proxy card.
i

Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting. Accordingly, after reading the Notice and proxy statement, please sign, date and mail the enclosed proxy card in the envelope provided, vote by telephone or, if you hold your shares in street name and the proxy card allows this, over the Internet in accordance with the instructions on your proxy card.
By Order of the Board of Directors,

/s/ Avi Zeevi
Avi Zeevi Chairman of the Board of Directors
Tel Aviv, Israel
May 3, 2023
ii

PAGAYA TECHNOLOGIES LTD.
PROXY STATEMENT
MEETING OF SHAREHOLDERS
ABOUT THE MEETING
Q:	When and where is the Meeting of Shareholders being held?
A:	The Meeting will be held on May 24, 2023, at 9 a.m. Eastern Time / 4 p.m Israel Time. The Meeting will be conducted virtually via live audio webcast.
Q:	Who can attend the Meeting?
A:
Any shareholder may attend. You will be able to attend the Meeting virtually, submit your questions during the Meeting and vote your shares electronically at the Meeting by visiting www.virtualshareholdermeeting.com/PGY2023SM. To participate in the Meeting, you will need the control number included on your Notice or proxy card. The Meeting webcast will begin promptly at 9 a.m Eastern Time / 4 p.m. Israel Time. We encourage you to access the Meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time / 3:45 p.m. Israel Time, and you should allow ample time for the check-in procedures.

Q:	Who is entitled to vote?
A:	Only holders of record of Class A Ordinary Shares or Class B Ordinary Shares at the close of business on April 24, 2023, the Record Date for the Meeting, are entitled to vote at the Meeting.
Joint holders of the Ordinary Shares should note that, pursuant to Article 33(d) of the Company’s current Amended and Restated Articles of Association (the “Current Articles”), the right to vote at the Meeting will be conferred exclusively upon the “senior” among the joint owners attending the Meeting, in person or by proxy, and for this purpose, seniority will be determined by the order in which the names appear in the Company’s register of shareholders.
HOW TO VOTE YOUR SHARES
Q:	How do I vote?
A:
You may vote by mail. You can do this by completing your proxy card (if you are a shareholder of record) or your voting instruction card (if you are a “street name” beneficial owner) and returning it in the enclosed, prepaid and addressed envelope. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the board of directors of the Company (the “Board” or the “Board of Directors”).

You may vote in person. You can do this by attending the Meeting by visiting www.virtualshareholdermeeting.com/PGY2023SM, where you may vote and submit questions during the Meeting (please have your Notice or proxy card in hand when you visit the website).
“Street name” holders may be able to vote by phone or through an Internet website in accordance with instructions included on their proxy cards.
Q:	What is the difference between holding shares as a shareholder of record and holding shares in “street name”?
A:
Many Pagaya shareholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As explained in this proxy statement, there are some distinctions between shares held of record and shares owned in “street name.”

Shareholders of Record
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company of New York, New York, you are considered, with respect to those shares, the shareholder of record. In such case, these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly or to vote in person at the Meeting.

“Street Name” Beneficial Owners
If your shares are held through a bank, broker or other nominee, they are considered to be held in “street name” and you are the beneficial owner. If your shares are held in street name, these proxy materials are being forwarded to you by your bank, broker or other nominee, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct the bank, broker or nominee how to vote your shares for the Meeting. You also may attend the Meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the Meeting, unless you first obtain a “legal proxy” from the record holder (that is, your bank, broker or other nominee) giving you the right to vote the shares. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.
Brokers that hold shares in “street name” for clients typically have authority to vote on “routine” proposals even when they have not received instructions from beneficial owners. We do not believe that any of the items on the agenda of the Meeting should be considered routine. Therefore, it is important for a shareholder that holds the Ordinary Shares through a bank, broker or other nominee to instruct such bank, broker or other nominee how to vote its shares, if the shareholder wants its shares to count for the proposals.
Q:	Does Pagaya recommend I vote in advance of the Meeting?
A:	Yes. Even if you plan to attend the Meeting, Pagaya recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Meeting.
Q:	If I vote by proxy, can I change my vote or revoke my proxy?
A:	Yes. You may change your proxy instructions at any time prior to the vote at the Meeting. If you are a shareholder of record, you may do this by:
•	filing a written notice of revocation with the Secretary of the Company, delivered to the Company’s address above;
•	granting a new proxy card bearing a later date; or
•	attending the Meeting and voting in person (attendance at the Meeting will not cause your previously granted proxy to be revoked unless you submit another vote at the Meeting).
If you hold shares through a bank, broker or other nominee, you must contact that firm to revoke any prior voting instructions.
Q:	How are my votes cast when I submit a proxy vote?
A:
When you submit a proxy vote, you appoint Michael Kurlander, the Company’s Chief Financial Officer, as your representative at the Meeting. Your shares will be voted at the Meeting as you have instructed.

Upon the receipt of a properly submitted proxy card, which is received in time (by 11:59 p.m., Eastern Time, on May 23, 2023) and not revoked prior to the Meeting, or which is presented to the chairperson at the Meeting, the persons named as proxies will vote the Ordinary Shares represented thereby at the Meeting in accordance with the Board’s recommendations as indicated in the instructions outlined on the proxy card.
Q:	What does it mean if I receive more than one proxy card?
A:	It means that you have multiple accounts at the transfer agent or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

ABOUT THE VOTING PROCEDURE AT THE MEETING
Q:	What constitutes a quorum?
A:
To conduct business at the Meeting, two or more shareholders must be present, virtually or by proxy, holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company. In addition, a quorum shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares.

Ordinary Shares represented in person or by proxy will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy card but does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will be counted as present in determining if a quorum is present.
Q:	What happens if a quorum is not present?
A:
If a quorum is not present, the Meeting will be adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairperson of the Meeting may determine.

Q:	How will votes be counted?
A:	Each outstanding Class A Ordinary Share is entitled to one (1) vote. Each outstanding Class B Ordinary Share is entitled to ten (10) votes.
On all matters considered at the Meeting, abstentions and broker non-votes will not be treated as either a vote “FOR” or “AGAINST” the matter.
Q:	What vote is required to approve each proposal presented at the Meeting?
A:
Each of Proposal 1 (approval of the modification of the Company’s authorized and registered share capital), Proposal 2 (approval of the Amended and Restated Articles of Association), and Proposal 3 (approval of the potential issuance of more than twenty percent (20%) of our issued and outstanding Ordinary Shares, including the potential issuance of twenty-five percent (25%) or more of our issued and outstanding Ordinary Shares) requires that a simple majority of the voting power of the Ordinary Shares of the Company voted virtually or by proxy at the Meeting on the matter presented for passage be voted “FOR” the adoption of the proposal. In addition, in accordance with Article 8(g) of the Current Articles, Proposal 2 requires the affirmative vote of holders of all of the outstanding Class B Ordinary Shares, voting as a separate class.

Q:	How will my shares be voted if I do not provide instructions on the proxy card?
A:
If you are the record holder of your shares and do not specify on your proxy card how you want to vote your shares, your shares will be voted in favor of the proposals in accordance with the recommendation of the Board:

1.
“FOR” the approval of the modification of our authorized and registered share capital to (a) create a new class of shares to be designated as the Series A Preferred Shares of the Company, without par value, and (b) increase our authorized and registered share capital such that our authorized share capital will consist of (i) 80,000,000 Series A Preferred Shares, (ii) 8,000,000,000 Class A Ordinary Shares and (iii) 2,000,000,000 Class B Ordinary Shares.

2.	“FOR” the approval of the replacement of the Current Articles in their entirety with the Amended and Restated Articles of Association.
3.
“FOR” the approval of the potential issuance of more than twenty percent (20%) of our issued and outstanding Ordinary Shares, including the potential issuance of twenty-five percent (25%) or more of the voting power of the Company.

4.	In accordance with the best judgment of the named proxies on any other matters properly brought before the Meeting and any postponement(s) or adjournment(s) thereof.
If you are a beneficial owner of shares and do not specify how you want to vote, your shares will be included in determining the presence of a quorum at the Meeting but may not be voted on any matter to be considered at the Meeting. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the shareholder voting on these important matters.
HOW TO FIND VOTING RESULTS
Q:	Where do I find the voting results of the Meeting?
A:
We plan to announce preliminary voting results at the Meeting and to report the final voting results following the Meeting in a Report of Foreign Private Issuer on Form 6-K that we will furnish to the SEC.

SOLICITATION OF PROXIES
Q:	Who will bear the costs of solicitation of proxies for the Meeting?
A:
The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from shareholders by telephone, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Ordinary Shares held of record by them, and such custodians will be reimbursed by the Company for their reasonable out-of-pocket expenses. The Company may also retain an independent advisor to assist in the solicitation of proxies. If retained for such services, the costs will be paid by the Company.

AVAILABILITY OF PROXY MATERIALS
Copies of the proxy card, the notice of the Meeting and this proxy statement are available at the “Investor Relations” portion of our website, www.pagaya.com. The contents of that website are not a part of this proxy statement.
SHARES OUTSTANDING
As of the Record Date, we had 530,408,828 Class A Ordinary Shares and 174,934,392 Class B Ordinary Shares outstanding. Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Ordinary Shares.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Pagaya’s voting securities as of March 31, 2023, by:
•	each person known by Pagaya to beneficially own more than 5% of the outstanding shares of Pagaya;
•	each of Pagaya’s current executive officers and directors; and
•	all of Pagaya’s current executive officers and directors as a group.
Unless otherwise indicated, Pagaya believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Pagaya Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, Pagaya deems Ordinary Shares that a shareholder has the right to acquire, including the Pagaya Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of March 31, 2023, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional Ordinary Shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise stated, the address of each named executive officer and director is c/o Pagaya Technologies Ltd., Azrieli Sarona Building – 54th floor, 121 Derech Menachem Begin, Tel Aviv, Israel.

The calculation of the percentage of beneficial ownership is based on 529,168,740 outstanding Class A Ordinary Shares, and 174,934,392 outstanding Class B Ordinary Shares, as of March 31, 2023.
	Ordinary Shares
Name and Address of Beneficial Owner	Class A Ordinary Shares	Class A %	Class B Ordinary Shares	Class B %	% of Total Voting Power
Five Percent Holders:
Viola Ventures IV Entities(1)	98,109,329	18.5%	—	—%	4.3%
Oak HC/FT Partners II, L.P.(2)	65,676,104	12.4%	—	—%	2.9%
Tiger Global Management, LLC(3)	56,185,558	10.6%	—	—%	2.5%
Saro, L.P.(4)	40,787,848	7.7%	—	—%	1.8%
Clal Insurance Enterprises Holdings(5)	44,446,083	8.4%	—	—%	2.0%
GIC Private Limited(6)	42,867,434	8.1%	—	—%	1.9%
Gal Krubiner(7)	5,873,719	1.1%	126,236,593	51.3%	42.4%
Yahav Yulzari(8)	5,876,394	1.1%	126,236,593	51.3%	42.4%
Avital Pardo(9)	7,877,360	1.5%	168,921,618	60.5%	51.1%
Current Directors and Executive Officers of Pagaya:
Gal Krubiner(7)	5,873,719	1.1%	126,236,593	51.3%	42.4%
Yahav Yulzari(8)	5,876,394	1.1%	126,236,593	51.3%	42.4%
Avital Pardo(9)	7,877,360	1.5%	168,921,618	60.5%	51.1%
Harvey Golub(10)	2,808,264	*	—	—%	*
Daniel Petrozzo(11)	2,517,875	*	—	—%	*
Avi Zeevi**(12)	1,696,469	*	—	—%	*
Mircea Vladimir Ungureanu	—	—%	—	—%	—%
Amy Pressman(13)	91,093	*	—	—%	—%
Kevin Stein(14)	141,155	*	—	—%	—%
Michael Kurlander(15)	1,058,075	*	—	—%	*
Richmond Glasgow(16)	1,025,526	*	—	—%	*
All Directors and Executive Officers of Pagaya as a Group (11 persons)	28,965,930	5.4%	421,394,804	100.0%	89.5%
*	Less than one percent.
**	Subject to finalization of grant
1.
Represents 42,870,652 Class A Ordinary Shares held by Viola Ventures IV (A), L.P., 44,791,537 Class A Ordinary Shares held by Viola Ventures IV (B), L.P., 660,723 Class A Ordinary Shares held by Viola Ventures IV CEO Program, L.P., 2,467,999 Class A Ordinary Shares held by Viola Ventures Principals Fund, L.P. and 7,318,418 Class A Ordinary Shares held by Viola IV P, L.P. (collectively, the “Viola Ventures IV Entities”). Viola Ventures 4 Ltd. (“GP”), a Cayman Island limited liability company, serves as the sole general partner of Viola Ventures 4, L.P., a Cayman Island exempted limited partnership, which serves as the sole general partner of each of the Viola Ventures IV Entities. Shlomo Dovrat, Harel Beit-On and Avi Zeevi are directors of, and collectively indirectly hold a majority of the outstanding equity interests of, an entity that serves as the sole shareholder and sole director of the GP, and, in such capacity, share the voting power and dispositive power on behalf of the Viola Ventures IV Entities with respect to these shares. The address for the Viola Ventures IV Entities, the GP and the foregoing individuals is c/o Viola Ventures, 12 Abba Eban Avenue Ackerstein Towers Bldg. D Herzliya 4672530 Israel.

2.
Investment and voting power of the shares is exercised by Ann Lamont, Andrew Adams and Patricia Kemp. The business address of Oak HC/FT is 2200 Atlantic Street, Suite 300, Stamford, Connecticut, 06902, USA.

3.
The beneficially owned shares represent 56,185,558 Class A Ordinary Shares held by entities and/or persons affiliated with Tiger Global Management, LLC, a Delaware limited liability company. Tiger Global Management, LLC is controlled by Charles P. Coleman III and Scott Shleifer. The business address for each of Tiger Global Management, LLC, Charles P. Coleman III and Scott Shleifer is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.

4.
Represents 40,787,848 Class A Ordinary Shares. Investment and voting power of the shares is exercised by Simon Glick and Sam Levinson. The business address of Saro LP is 80 Park Plaza, Suite 21A, Newark, New Jersey, 07102-4109, USA.

5.
The beneficially owned shares represent 44,446,083 Class A Ordinary Shares held by entities/or persons affiliated with Clal Insurance Enterprises Holdings Ltd. Clal Insurance Enterprises Holdings Ltd. is governed by its board of directors, and the directors on the board are Haim Samet, Yoram Naveh, Yair Bar-Touv, Sami Moalem, Shmuel Schwartz, Varda Alshech, Hana Mazal Margaliot, Ronny Maliniak and Maya Liquornik. The business address of Clal Insurance Enterprises Holdings Ltd. is 36 Raoul Wallenberg Street, Tel Aviv 6136902, Israel.

6.
The beneficially owned shares represent 42,867,434 Class A Ordinary Shares held by entities and/or persons affiliated with GIC Private Limited. The business address of GIC Private Limited is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

7.
Represents (i) 22,370,221 Class B Ordinary Shares, (ii) 5,873,719 Class A Ordinary Shares, (iii) 32,699,871 Class B Ordinary Shares held in trust for Gal Krubiner by Hamilton Trust Company of South Dakota LLC, as Trustee of the Azure Sea Trust (in trust for Gal Krubiner),

(iv) 60,179,438 vested options or options that will vest within 60 days of March 31, 2023 to acquire Class B Ordinary Shares and (v) 10,987,063 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares. Such performance-based options are not subject to any continued employment vesting condition.
8.
Represents (i) 55,070,092 Class B Ordinary Shares, (ii) 5,876,394 Class A Ordinary Shares, (iii) 60,179,438 vested options or options that will vest within 60 days of March 31, 2023 to acquire Class B Ordinary Shares and (iv) 10,987,063 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares. Such performance-based options are not subject to any continued employment vesting condition.

9.
Represents (i) 64,794,208 Class B Ordinary Shares, (ii) 7,877,360 Class A Ordinary Shares, (iii) 87,646,862 vested options or options that will vest within 60 days of March 31, 2023 to acquire Class B Ordinary Shares and (iv) 16,480,548 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares. Such performance-based options are not subject to any continued employment vesting condition.

10.	Represents (i) 2,468,964 vested options to acquire Class A Ordinary Shares and (ii) 339,300 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares.
11.
Represents (i) 821,406 Class A Ordinary Shares, (ii) 1,413,724 vested options to acquire Class A Ordinary Shares and (iii) 282,745 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares. The address of Mr. Petrozzo is 35 Barron Hill Road, Easton, Pennsylvania, 18042, USA.

12.	Represents (i) 1,413,724 vested options to acquire Class A Ordinary Shares and (ii) 282,745 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares.
13.	Represents 91,093 vested options or options that will vest within 60 days of March 31, 2023 to acquire Class A Ordinary Shares.
14.	Represents (i) 118,655 Class A Ordinary Shares and (ii) 22,500 vested RSUs or RSUs that will vest within 60 days of March 31, 2023 into Class A Ordinary Shares.
15.
Represents (i) 717,841 vested options or options that will vest within 60 days of March 31, 2023 to acquire Class A Ordinary Shares and (ii) 340,234 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares. Such performance-based options are subject to continued employment condition.

16.
Represents (i) 833,220 vested options or options that will vest within 60 days of March 31, 2023 to acquire Class A Ordinary Shares and (ii) 192,306 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares. Such performance-based options are subject to continued employment condition.

THE TRANSACTION
Series A Preferred Share Purchase Agreement
As described on the Form 6-K furnished by the Company to the SEC on April 20, 2023 (the “Transaction Form 6-K”), on April 14, 2023, we entered into a Preferred Share Purchase Agreement (the “Purchase Agreement”) with Oak HC/FT Partners V, L.P., Oak HC/FT Partners V-A, L.P. and Oak HC/FT Partners V-B, L.P (together, the “Investor”), pursuant to which we agreed, subject to shareholder approval (as described below), to issue and sell to the Investor an aggregate of 60,000,000 Series A Preferred Shares, without par value (the “Series A Preferred Shares”), at a price of $1.25 per share (subject to applicable adjustment as provided in our Amended and Restated Articles of Association (the “Amended Articles”), the “Original Issue Price”), for an aggregate purchase price of $75 million (the “Transaction”). Subject to shareholder approval of the Amended Articles, the Series A Preferred Shares will have the rights and preferences set forth in the Amended Articles. Pursuant to the Amended Articles, there are 80,000,000 authorized Series A Preferred Shares, and we may issue and sell the balance of the authorized but unissued Series A Preferred Shares from time to time in the future.
Related Party Transaction
The Investor is affiliated with Oak HC/FT Partners II, L.P. (“Oak”), an entity that holds approximately 12% of the Class A Ordinary Shares and approximately 3% of the voting power of the Company as of the date of the Purchase Agreement. Mr. Dan Petrozzo, a member of the Board and the audit committee of the Board (the “Audit Committee”), is a partner at Oak. Following their review of applicable considerations pursuant to our policies and applicable Israeli law, the disinterested members of the Audit Committee and of the Board approved the Purchase Agreement and the exhibits, schedules and ancillary documents thereto, and the Board recommended to the shareholders of the Company to adopt the Amended Articles and approve the matters contemplated by the Transaction.
Voting Agreement
In connection with the execution of the Purchase Agreement, each of Gal Krubiner, Yahav Yulzari and Avital Pardo, shareholders who collectively hold approximately 77.6% of the aggregate voting power of the Company (based on all of the Ordinary Shares then issued and outstanding), entered into a voting agreement with us (the “Voting Agreement”) pursuant to which they agreed to vote at a meeting of the shareholders (i) in favor of (a) the adoption of the Amended Articles and (b) any other matter reasonably necessary to the consummation of the

Transaction and considered and voted upon by the shareholders of the Company, and (ii) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transaction.
Amended Articles
Subject to approval by the shareholders of the Amended Articles, each Series A Preferred Share will have one vote for each Class A Ordinary Share into which the Preferred Share could be converted as of the applicable record date set for the vote on any matter. The Series A Preferred Shares will vote together with the Class A Ordinary Shares and the Class B Ordinary Shares as a single class and not as a separate class in all shareholder meetings, except as required by law or by the Amended Articles.
Each Series A Preferred Share will be convertible into one Class A Ordinary Share, at the option of the holder thereof at any time, upon written notice to us and our transfer agent. In addition, at any time on or after the sixth anniversary of the issuance of the Series A Preferred Shares, and if the Series A Preferred Shares have not already been converted in accordance with the applicable provisions in the Amended Articles, the Company may elect to convert all then-outstanding Series A Preferred Shares by sending written notice to all shareholders of record of Series A Preferred Shares of the Company’s election to require mandatory conversion of the Series A Preferred Shares and the time of mandatory conversion, on or before the time of the designated mandatory conversion, together with all information necessary to allow the conversion. Such conversion shall occur on the fifth trading day after such notice is given, into the following number of Class A Ordinary Shares, based on the volume weighted average trading price of the Class A Ordinary Shares for the thirty trading days immediately preceding the date of the Company’s written notice to the holders of the Preferred Shares of its election to convert all then-outstanding Preferred Shares (the “30-Day VWAP Average”):
(i)	if the 30-Day VWAP Average is equal to or greater than two (2) times the Original Issue Price (subject to adjustment as provided in the Amended Articles), one (1) Class A Share; or
(ii)
if the 30-Day VWAP Average is less than two (2) times the Original Issue Price but greater than 25% of the Original Issue Price (in each case subject to adjustment as provided in the Amended Articles), a number of Class A Shares equal to (a) two (2) times the Original Issue Price (subject to adjustment as provided in the Amended Articles) divided by (b) the 30-Day VWAP Average (in each case, without consideration and without need for further action by the Company or the relevant holder of such Preferred Shares).

In addition, at any time if, based on the 30-Day VWAP Average, the value of a Series A Preferred Share, on an as-converted basis, represents a return of the Original Issue Price (as defined in the Amended Articles) equal to a minimum multiple of the Original Issue Price (“MOIP”) as specified in the Amended Articles, we will have the right, within five trading days thereafter, to notify the holders of the then-outstanding Series A Preferred Shares of our election to automatically convert each Series A Preferred Share then outstanding into one Class A Ordinary Share without any further action by the holder thereof on the tenth trading day following the achievement of the MOIP.
Any modification to the rights, preferences or privileges of the Series A Preferred Shares will require the approval of a majority of the Series A Preferred Shares represented and voted, in person or by proxy, in a class meeting of the then-outstanding Series A Preferred Shares convened for such purpose.
The Series A Preferred Shares will have preference over the Ordinary Shares with respect to distribution of assets or available proceeds, as applicable (“Distributable Assets”), in the event of any liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving the Company upon the consummation of which holders of shares would be entitled to exchange their shares for cash, securities or other property (each a “Liquidation Event”). Upon a Liquidation Event, the holders of Series A Preferred Shares then-outstanding will be entitled to receive, before any payment is made to holders of Ordinary Shares and after payments to satisfy and discharge indebtedness, an amount per share held by them (the “Preference Amount”) equal to the greatest of:
(i)
the sum of the Original Issue Price of such share plus an amount equal to 3.0% of the Original Issue Price for each full semiannual period for which such Preferred Share has been outstanding (without compounding);

(ii)
the amount such holder would actually have received for each Series A Preferred Share if such Series A Preferred Share had been converted into Class A Ordinary Shares immediately prior to such Liquidation Event; or

(iii)	two times the Original Issue Price.

For purposes of clause (ii), the computation will assume that (a) all Series A Preferred Shares whose conversion or assumed conversion into Class A Ordinary Shares would result in a greater distribution amount will be considered as if they have been so converted (without being required to actually convert), and (b) all other Series A Preferred Shares (i.e. whose conversion or assumed conversion would not have yielded such greater amount) will be considered as if they received the distribution amount that assumes no such conversion. In the event that the Distributable Assets are insufficient to pay in full the Preference Amount in respect of each Preferred Share then outstanding, all Distributable Assets will be distributed on a pari passu basis among the holders of the Preferred Shares in proportion to the respective full Preference Amount otherwise payable to such holders at that time under the Amended Articles. After payment in full of the Preference Amount in respect of all Preferred Shares then outstanding in accordance with Amended Articles, the remaining Distributable Assets, if any, shall be distributed among the holders of Ordinary Shares only (i.e. excluding any Class A Ordinary Shares deemed issued upon the conversion of any Series A Preferred Shares then outstanding that participated in the distribution pursuant to the Amended Articles), pro rata, based on the number of Class A Ordinary Shares (on an as converted basis) held by each such holder.
The foregoing does not purport to be a complete description of the rights and obligations of the parties to the Purchase Agreement and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 10.1 to the Transaction Form 6-K and incorporated by reference herein. The foregoing description of the Voting Agreement is not complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached as Exhibit 10.2 to the Transaction Form 6-K and incorporated by reference herein. The foregoing description of the Amended Articles and of the terms pertaining to the Series A Preferred Shares is not complete and is qualified in its entirety by reference to the Amended Articles, a copy of which is attached as Annex A hereto.
Shareholder Approval
Pursuant to the Purchase Agreement, we agreed to use commercially reasonable efforts to hold a meeting of shareholders as promptly as reasonably practicable to obtain shareholder approval of the adoption of (i) the Amended Articles as required by applicable Israeli law and (ii) the Transaction and the matters contemplated thereby. Accordingly, we have called the Meeting for consideration and voting on the following items:
(i)
approval of the modification of our authorized and registered share capital, effective immediately prior to and contingent upon the Closing (as such term is defined under the Purchase Agreement), to (a) create a new class of shares to be designated the Series A Preferred Shares of the Company, no par value, and (b) increase our authorized and registered share capital such that our authorized share capital will consist of (i) 80,000,000 Series A Preferred Shares, (ii) 8,000,000,000 Class A Ordinary Shares and (iii) 2,000,000,000 Class B Ordinary Shares;

(ii)	approval of the replacement, effective immediately prior to and contingent upon the Closing, of the Current Articles in their entirety with the Amended Articles; and
(iii)
Approval of the potential issuance of more than twenty percent (20%) of our issued and outstanding Ordinary Shares, including the potential issuance of twenty-five percent (25%) or more of the voting power of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF EACH OF THE FOREGOING RESOLUTIONS.

MATTERS SUBMITTED TO SHAREHOLDERS
PROPOSAL 1
MODIFICATION OF OUR AUTHORIZED AND REGISTERED SHARE CAPITAL
As described above under “The Transaction,” in connection with the Transaction we will issue and sell to the Investor an aggregate of 60,000,000 Series A Preferred Shares. In connection therewith, we need to authorize the modification of our authorized and registered share capital, immediately prior to and contingent upon the Closing, to create a new class of shares to be designated the Series A Preferred Shares of the Company, without par value. We also need to authorize the modification of our authorized and registered share capital, effective immediately prior to and contingent upon the Closing to increase our authorized and registered share capital such that the authorized share capital of the Company will consist of (i) 80,000,000 Series A Preferred Shares, (ii) 8,000,000,000 Class A Ordinary Shares and (iii) 2,000,000,000 Class B Ordinary Shares.
Accordingly, at the Meeting we are asking our shareholders to approve, subject to the approval of each of Proposals 2 and 3 below, the modifications of our authorized and registered share capital described above.
Proposed Resolutions
You are requested to adopt the following resolution:
“1. RESOLVED, subject to the approval of each of Proposals 2 and 3 below, to approve the modification of our authorized and registered share capital, effective immediately prior to and contingent upon the Closing, to (a) create a new class of shares to be designated the Series A Preferred Shares of the Company, without par value, and (b) increase our authorized and registered share capital such that our authorized share capital will consist of (i) 80,000,000 Series A Preferred Shares, (ii) 8,000,000,000 Class A Ordinary Shares and (iii) 2,000,000,000 Class B Ordinary Shares.”
Vote Required
The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is required to adopt the foregoing resolution.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL 2
APPROVAL OF THE REPLACEMENT OF OUR CURRENT ARTICLES IN THEIR ENTIRETY WITH THE AMENDED ARTICLES
As described above under “The Transaction,” in connection with the Transaction we will replace, effective immediately prior to and contingent upon the Closing, our Current Articles in their entirety with the Amended Articles. The amendments to our Current Articles reflected in the Amended Articles, relate primarily to the following items:
(i)	the creation of the new class of shares designated the Series A Preferred Shares, no par value;
(ii)	the rights, privileges and preferences of the Series A Preferred Shares; and
(iii)	the increase of our authorized and registered share capital as described above under Proposal 1.
The foregoing description of the Amended Articles is not complete and is qualified in its entirety by reference to the Amended Articles, a copy of which is attached as Annex A hereto.
Accordingly, at the Meeting we are asking our shareholders to approve, subject to the approval of each of Proposal 1 above and Proposal 3 below, the replacement of our Current Articles with the Amended Articles.
Proposed Resolution
You are requested to adopt the following resolution:
“2. RESOLVED, subject to the approval of each of Proposal 1 above and Proposal 3 below, to approve the replacement, effective immediately prior to and contingent upon the Closing, of the Current Articles in their entirety with the Amended Articles.”
Vote Required
Adoption of the foregoing resolution requires (i) the affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, and (ii) in accordance with Article 8(g) of the Current Articles, the affirmative vote of holders of all of the outstanding Class B Ordinary Shares, voting as a separate class. As noted above under “The Transaction – Voting Agreement,” shareholders who collectively hold approximately 77.6% of the aggregate voting power of the Company (based on all the Ordinary Shares then issued and outstanding), entered into the Voting Agreement with us, pursuant to which they agreed to vote (i) in favor of (A) the adoption of the Amended Articles and (B) any other matter reasonably necessary to the consummation of the Transaction and considered and voted upon by the shareholders of the Company, and (ii) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transaction.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL 3
APPROVAL OF THE POTENTIAL ISSUANCE OF MORE THAN TWENTY PERCENT (20%)
OF OUR ISSUED AND OUTSTANDING ORDINARY SHARES, INCLUDING THE POTENTIAL ISSUANCE OF TWENTY-FIVE PERCENT (25%) OR MORE OF THE VOTING POWER OF THE COMPANY
As described above under “The Transaction,” in connection with the Transaction we entered into the Purchase Agreement with the Investor pursuant to which we agreed, subject to shareholder approval, to issue and sell to the Investor an aggregate of 60,000,000 Series A Preferred Shares at the Original Issue Price for an aggregate purchase price of $75 million. Following their review of applicable considerations pursuant to our polices and applicable Israeli law, the disinterested members of the Audit Committee and of the Board approved the Purchase Agreement and all exhibits, schedules and ancillary documents thereto, and the Board recommended to our shareholders to approve the matters contemplated by the Transaction.
Reasons for Shareholder Approval
Our Class A Ordinary Shares are currently listed on the Nasdaq Capital Market, and as a result, issuances of our Class A Ordinary Shares are subject to the Nasdaq Listing Rules. As noted above under “The Transaction,” under certain circumstances we will have the right to convert all then-outstanding Series A Preferred Shares into Class A Ordinary Shares, with the number of Class A Ordinary Shares to be determined based on the 30-Day VWAP Average. We are seeking shareholder approval of the potential conversion of the Series A Preferred Shares into a number of Class A Ordinary Shares that is greater than 20% of the number of our then-outstanding Ordinary Shares in connection with the Company’s option to require mandatory conversion of the Series A Preferred Shares, subject to certain conditions, on or after the sixth anniversary of the issuance of the Series A Preferred Shares, described in more detail below.
In particular, the issuance of the Series A Preferred Shares requires shareholder approval pursuant to Nasdaq Listing Rule 5635(d) and 5635(b).
Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) if the number of ordinary shares to be issued is or may be equal to 20% or more of the ordinary shares, or 20% or more of the voting power of the ordinary shares, outstanding before the issuance, at a price that is less than the “minimum price,” defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement (a “20% Issuance Below Minimum Price”).
Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change in control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding capital stock (a “Change of Control”).
The minimum price calculated under Nasdaq Listing Rule 5636(d) with respect to the Transaction was $0.9812 (the “Nasdaq Minimum Price”) (reflecting the lower of the closing price of the Class A Ordinary Shares immediately preceding the signing of the Purchase Agreement ($0.9812) or the average closing price of the Class A Ordinary Shares for the five trading days immediately preceding the signing of the Purchase Agreement ($1.00)). As described below, the Amended Articles provide that the Company will have the option to require mandatory conversion of the Series A Preferred Shares, subject to certain conditions, on or after the sixth anniversary of the issuance of the Series A Preferred Shares. The number of Class A Ordinary Shares that may potentially be issued pursuant to such mandatory conversion may be equal to 20% or more of the Ordinary Shares outstanding before the issuance and at a price that is less than the Nasdaq Minimum Price.
The number of Series A Preferred Shares to be sold and issued pursuant to the Purchase Agreement represents, on an as-converted to Class A Ordinary Share basis, approximately 8.5% of the total Ordinary Shares (including Class A Ordinary Shares and Class B Ordinary Shares) outstanding immediately prior to the date of the Purchase Agreement. Immediately prior to the date of the Purchase Agreement, Oak owned approximately 9.3% of the

Ordinary Shares (including Class A Ordinary Shares and Class B Ordinary Shares) then outstanding and approximately 12.4% of the Class A Ordinary Shares then outstanding and had approximately 2.9% of the total voting power of the Ordinary Shares. Assuming satisfaction of the closing conditions, including receipt of shareholder approval, immediately after closing of the Transaction, on an as-converted to Class A Ordinary Shares basis, Oak would own approximately 16.4% of the Ordinary Shares (including Class A Ordinary Shares and Class B Ordinary Shares) and approximately 21.3% of the Class A Ordinary Shares and hold approximately 5.4% of voting power of the Ordinary Shares. However, as described below, the Amended Articles provide that the Company will have the option to require mandatory conversion of the Series A Preferred Shares, subject to certain conditions, on or after the sixth anniversary of the issuance of the Series A Preferred Shares. The potential issuance of Class A Ordinary Shares pursuant to such mandatory conversion may result in a Change of Control.
As described above under “The Transaction,” pursuant to the Purchase Agreement, the Company agreed, subject to shareholder approval, to issue and sell to the Investor an aggregate of 60,000,000 Series A Preferred Shares at a price of $1.25 per share. Pursuant to the Amended Articles, each Series A Preferred Share will be convertible into one Class A Ordinary Share, at the option of the holder thereof at any time, upon written notice to the Company and the Company’s transfer agent. In addition, at any time on or after the sixth anniversary of the issuance of the Series A Preferred Shares, if the Series A Preferred Shares have not already been converted pursuant to the applicable provisions in the Amended Articles, the Company may elect to require the mandatory conversion of all then-outstanding Series A Preferred Shares, with each Series A Preferred Share then outstanding converting into the following number of Class A Ordinary Shares, based on the 30-Day VWAP Average: (a) if the 30-Day VWAP Average is equal to or greater than two times the Original Issue Price (subject to adjustment as provided in the Amended Articles), one Class A Ordinary Share, or (b) if the 30-Day VWAP Average is less than two times the Original Issue Price but greater than 25% of the Original Issue Price (in each case subject to adjustment as provided in the Amended Articles), a number of Class A Shares equal to (a) two times the Original Issue Price (subject to adjustment as provided in the Amended Articles) divided by (b) the 30-Day VWAP Average. The maximum number of Class A Ordinary Shares that could potentially be issued pursuant to such mandatory conversion of the Series A Preferred Shares would be 480 million, calculated as two times the Original Issue Price (which assuming no adjustment as provided in the Amended Articles, would be $2.50) divided by 25% of the Original Issue Price (which assuming no adjustment as provided in the Amended Articles, would be $0.3125), and then multiplied by the total number of Series A Preferred Shares then outstanding (which assuming all Series A Preferred Shares remain outstanding, would be 60 million Series A Preferred Shares). Accordingly, such maximum potential issuance of Class A Ordinary Shares upon mandatory conversion of the Series A Preferred Shares may exceed twenty percent (20%) of our total issued and outstanding Ordinary Shares and at a price that may be less than the Nasdaq Minimum Price, and as such, may constitute a potential 20% Issuance Below Minimum Price or Change of Control that requires shareholder approval under the applicable Nasdaq rules.
In addition, under the Israel Companies Law, a shareholder may not acquire twenty-five percent (25%) or more of the voting power of a public company such as Pagaya, if at the time there is no shareholder that holds twenty-five percent (25%) of the voting power, unless (i) the shareholder crosses the twenty-five percent (25%) threshold by means of a “special tender offer” (as defined in the Israel Companies Law), or (ii) pursuant to an exception specified in the Israel Companies Law – one of which is a private placement that is approved by the shareholders as granting twenty-five percent (25%) or more of the voting power of the company. As described above, the Amended Articles provide that the Company will have the option to require mandatory conversion of the Series A Preferred Shares, subject to certain conditions, on or after the sixth anniversary of the issuance of the Series A Preferred Shares. The potential issuance of Class A Ordinary Shares pursuant to such mandatory conversion may result in a shareholder acquiring twenty-five percent (25%) or more of voting power of the Company. Accordingly, approval of this Proposal 3 shall also include approval of the potential issuance of Class A Ordinary Shares that may potentially grant twenty-five percent (25%) or more of the voting power of the Company.
Accordingly, at the Meeting we are asking shareholders to approve the potential issuance of more than twenty percent (20%) of our issued and outstanding Ordinary Shares, including the potential issuance of twenty-five percent (25%) or more of the voting power of the Company, in the event of the exercise by the Company of its option to require mandatory conversion of the Series A Preferred Shares.

Proposed Resolution
You are requested to adopt the following resolution:
“3. RESOLVED, subject to the approval of each of Proposals 1 and 2 above, to approve the potential issuance of more than twenty percent (20%) of our issued and outstanding Ordinary Shares, including the potential issuance of twenty-five percent (25%) or more of the voting power of the Company, in certain circumstances where the Company requires mandatory conversion of the Series A Preferred Shares to be issued under the Purchase Agreement.”
Vote Required
The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is required to adopt the foregoing resolution.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSALS OF SHAREHOLDERS
Shareholder Proposals for the Meeting
Any shareholder of the Company that intends to present a proposal at the Meeting must satisfy the requirements of the Israel Companies Law. Under the Israel Companies Law, only shareholders who severally or jointly hold at least 1% of the Company’s outstanding voting rights are entitled to request that the Board include a proposal in a future shareholders’ meeting, provided that such proposal is appropriate for consideration by shareholders at such meeting. Such shareholders may present proposals for consideration at the Meeting by submitting their proposals in writing to our General Counsel at the following address: Azrieli Sarona Building – 54th floor, 121 Derech Menachem Begin, Tel Aviv, Israel, Attention: General Counsel. For a shareholder proposal to be considered for inclusion in the Meeting, our General Counsel must receive the written proposal no later than May 6, 2023. If our Board determines that a shareholder proposal is duly and timely received and is appropriate under applicable Israeli law for inclusion in the agenda of the Meeting, we will publish a revised agenda for the Meeting no later than May 13, 2023 in a press release or a Current Report on Form 6-K furnished to the SEC.
OTHER BUSINESS
The Board is not aware of any other matters that may be presented at the Meeting other than those detailed in the attached Notice.
ADDITIONAL INFORMATION
Our annual report for the fiscal year ended December 31, 2022, filed on Form 20-F with the SEC on April 20, 2023, is available for viewing and download on the SEC’s website at www.sec.gov, as well as under the Investor Relations section of Pagaya’s website at www.pagaya.com. In addition, our reports of foreign private issuer on Form 6-K are available on the SEC’s website at www.sec.gov. Shareholders may download a copy of any of the foregoing documents without charge at www.pagaya.com.
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. We fulfill these requirements by filing reports with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. The circulation of this proxy statement should not be taken as an admission that we are subject to the proxy rules under the Exchange Act.
By Order of the Board of Directors,

/s/ Avi Zeevi
Avi Zeevi Chairman of the Board of Directors
May 3, 2023

Annex A
THE COMPANIES LAW, 5759-1999
A LIMITED LIABILITY COMPANY
ARTICLES OF ASSOCIATION
OF
PAGAYA TECHNOLOGIES LTD.
As Adopted on [•], 2023
Preliminary
1.	Definitions; Interpretation.
(a)  In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.
“Articles”	shall mean these Articles of Association, as amended from time to time.

“as-converted basis”
shall mean the number of Ordinary Shares issued and outstanding as of the time of the applicable calculation, treating for this purpose as outstanding the maximum number of Ordinary Shares that would have been issued if all then issued and outstanding Preferred Shares had been converted into Ordinary Shares in accordance with the terms of these Articles (assuming the satisfaction of any conditions to convertibility).

“Board of Directors”	shall mean the Board of Directors of the Company.

“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies.

“Closing Date”	shall mean June 22, 2022.

“Companies Law”
shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Company”	shall mean Pagaya Technologies Ltd.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.

“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5748-1988 and the regulations promulgated thereunder.

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.

“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 24 of these Articles), as the case may be.

“Liquidation Event”	means a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving the

Company upon the consummation of which holders of Shares would be entitled to exchange their Shares for cash, securities or other property.

“NIS”	shall mean New Israeli Shekels.

“Office”	shall mean the registered office of the Company at a given time.

“Office Holder”	shall have the meaning provided for such term in the Companies Law.

“Original Issue Price”
US$1.25. US$1.25 per each Preferred Share, in each case as adjusted for any bonus shares, subdivisions, combinations, splits, recapitalizations and the like with respect to such Preferred Shares or the Ordinary Shares after the effective date hereof.

“Securities Law”	shall mean the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder.

Shareholder(s)”	shall mean the shareholder(s) of the Company, at a given time.
(b)  Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day or business days shall mean each calendar day other than Saturday, Sunday, and any calendar day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.
(c)  The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.
(d)  The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.
Limited Liability
2.
The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder.

Company’s Objectives
3.	Objectives.
The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.	Donations.
The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes, as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.
Share Capital
5.	Authorized Share Capital.
The authorized share capital of the Company shall consist of (i) 80,000,000 Series A Preferred Shares, without par value (the “Preferred Shares”), (ii) 8,000,000,000 Class A Ordinary Shares, without par value (the “Class A Shares”), and (iii) 2,000,000,000 Class B Ordinary Shares, without par value (the “Class B Shares”, and together with the Class A Shares, the “Ordinary Shares”; the Preferred Shares and the Ordinary Shares are referred to herein as the “Shares”). The rights, powers and preferences of the Preferred Shares, Class A Shares and Class B Shares shall be as set forth in these Articles.
6.	Increase of Authorized Share Capital.
(a)  The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the Shares then authorized have been issued, and whether or not all of the Shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of Shares it is authorized to issue by such amount, and such additional Shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.
(b)  Except to the extent otherwise provided in such resolution, any new Shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to Shares that are included in the existing share capital.
7.	Special or Class Rights; Modification of Rights.
(a)  Subject to Article 8(d) below, the Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.
(b)  If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares; provided, however, that (i) any modification to the rights attached to the Preferred Shares shall require approval of a majority of the then issued Preferred Shares represented and voted, in person or by proxy, in a Class Meeting of the then issued Preferred Shares convened for such purpose, (ii) any modification to the rights attached to the Class B Shares shall require approval of Shareholders holding 100% of the then issued Class B Shares, and (iii) as long as any Class B Shares remain outstanding, any modification to (or cancellation of) any rights of the Class A Shares that is not applied in the same manner to the Class B Shares shall require approval of a majority of the Class A Shares represented and voted, in person or by proxy, in a Class Meeting convened for such purpose.
(c) The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class (a “Class Meeting”), it being clarified that the requisite quorum at any such separate Class Meeting shall be two or more Shareholders present in person or by proxy and holding not less than thirty-three and one-third percent (33 1∕3%) of the issued shares of such class, provided, however, that if such separate Class Meeting was initiated by and convened pursuant to a resolution adopted by the Board of Directors and at the time of such meeting the Company is a “foreign private issuer” under U.S. securities laws, the requisite quorum at any such separate Class Meeting shall be two or more Shareholders present in person or by proxy and holding not less than twenty five percent (25%) of the issued shares of such class; provided, however, that at all times the requisite quorum at any such separate Class Meeting of the Class B Shares shall be Shareholders present in person or by proxy and holding not less than a majority of the issued shares of such class. The above notwithstanding, any Shareholder in default of its payment obligation under Article 14 hereof shall not accounted as a Shareholder for purposes of this Article. The provisions of Article 28(c) shall apply to adjourned Class Meetings, mutatis mutandis.

(d)  Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class or series of shares, an increase in the authorized share capital of a class or series of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or series or of any other class or series; provided, however, that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Shares.
8.	Rights Attached to Shares.
Issuance
(a)  From and after the effective time of these Articles, additional Class B Shares may be issued only to, and registered in the name of, (i) Gal Krubiner, Yahav Yulzari and Avital Pardo (each a “Founder” and, together, the “Founders”) and (ii) any Permitted Class B Owner (as defined below).
Voting Power
(b) Except as otherwise provided in these Articles or otherwise required by applicable law:
(i)  each holder of Preferred Shares shall have one (1) vote for each Ordinary Share into which the Preferred Shares held by such holder could be converted (as provided below), as of the applicable record date set for the vote on any matter, whether the vote thereon is conducted by a show of hands, by written ballot or by any other means. The Preferred Shares shall vote together with the Ordinary Shares, as a single class and not as a separate class in all shareholders meetings, except as required by law or by these Articles; and
(ii)  each holder of Class A Shares shall be entitled to one (1) vote for each Class A Share held, and each holder of Class B Shares shall be entitled to ten (10) votes for each Class B Share held, in each case, as of the applicable record date set for the vote on any matter, whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means. Notwithstanding anything herein to the contrary, in no event shall the aggregate voting power of a holder of Class B Shares exceed the maximum voting power permitted under applicable law without effecting a tender offer.
Identical Rights
(c)  Except as otherwise expressly provided in this Article 8, the Class A Shares and Class B Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including without limitation:
(i) Dividends and Distributions. Preferred Shares, Class A Shares and Class B Shares shall be treated equally and ratably, on a per share basis with respect to any dividend or distribution paid or distributed by the Company, unless different treatment of the shares of each such class is approved in separate Class Meetings of each of such classes, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment, provided, however, that in the event a distribution is paid in the form of shares or rights to acquire shares, the holders of Preferred Shares shall receive Preferred Shares (or rights to acquire such shares, as the case may be), the holders of Class A Shares shall receive Class A Shares (or rights to acquire such shares, as the case may be), and holders of Class B Shares shall receive Class B Shares (or rights to acquire such shares, as the case may be).
(ii) Subdivision and Combination. If the Company effects a split, reverse split, subdivision or combination of the outstanding Preferred Shares, Class A Shares or Class B Shares, the outstanding shares of the other class will be subject to the same split, reverse split, subdivision or combination in the same proportion and manner, unless different treatment is approved in separate Class Meetings of each of the classes, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment.
(iii) Liquidation Event. In the event of a Liquidation Event, the assets or proceeds available for distribution to the Shareholders or the dividends so distributed, as the case may be, shall be distributed as the case may be (the “Distributable Assets”) in the following order and preference:
(1)  First, the holders of Preferred Shares then outstanding shall be entitled to receive, from the Distributable Assets, prior and in preference to any distribution in respect of the Ordinary Shares, an amount for each Preferred Share held by them (the “Preference Amount”) equal to the greatest of (i) the sum of the Original Issue Price of such share plus an amount equal to 3.0% of the Original Issue Price for each full semi-annual period for which such Preferred Share has been outstanding (without compounding), (ii) the amount such holder would actually receive for each Preferred Share if such Preferred Share had been converted into Ordinary Shares immediately prior to such Liquidation Event, or (iii) two times the Original Issue Price. For the purpose of clause (ii) above, the computation will assume that (a) all Preferred Shares whose conversion or assumed conversion into Ordinary Shares would result in a greater distribution amount, shall be considered as if they have been so converted (without being required to actually convert), and (b) all other Preferred Shares (i.e. whose conversion or assumed conversion would not have yielded such greater amount) shall be considered as if they received the distribution amount that assumes no such conversion. In the event that the Distributable Assets are insufficient to pay in full the Preference Amount in respect of each Preferred Share then outstanding, then all of such Distributable Assets shall be distributed on a pari passu basis among the holders of the Preferred Shares in proportion to the respective full Preference Amount otherwise payable to such holders at that time under this Article 8(c)(iii)(1).
(2)  Second, after payment in full of the Preference Amount in respect of all Preferred Shares then outstanding, in accordance with Article 8(c)(iii)(1), the remaining Distributable Assets, if any, shall be distributed among the holders of Ordinary Shares only (i.e. excluding any Ordinary Shares deemed issued upon the conversion of any Preferred Shares that participated in the distribution pursuant to Article 8(c)(iii)(1)) then outstanding, pro rata, based on the number of Ordinary Shares (on an as-converted basis) held by each such holder. Class A Shares and Class B Shares shall be treated equally, identically and ratably on a per share basis with respect to any consideration into which such Shares are converted or any consideration paid or otherwise distributed to shareholders of the Company in connection with a Liquidation Event, unless different treatment of the shares of each such class is approved in separate Class Meetings of each of such classes, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment
(3) Allocation of Escrow or Contingent Payments. In the event of a Liquidation Event, if any portion of the consideration payable or distributable to the Shareholders is payable only upon satisfaction of contingencies (the “Additional Consideration”), then (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Shareholders in accordance with Articles 8(c)(iii)(1) and 8(c)(iii)(2) above as if the Initial Consideration was the only consideration payable or distributable in connection with such Liquidation Event, and (b) any Additional Consideration which becomes payable or distributable to the Shareholders upon satisfaction of such contingencies shall be allocated among the Shareholders in accordance with Articles 8(c)(iii)(1) and 8(c)(iii)(2) above after taking into account the previous allocation of the Initial Consideration (and the previous allocation of any Additional Consideration, if any) as part of the same transaction. For the purposes of this Article 8(c)(iii)(3), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification, adjustments or expenses in connection with such Liquidation Event shall be deemed to be Additional Consideration.
(4) Multiple Distributions; Reallocation. Any Distributable Assets (including dividends) that become payable to the Shareholders at any time, or from time to time, after previous payment(s) of other Distributable Assets or any other amounts distributed in accordance with Articles 8(c)(iii)(1) and 8(c)(iii)(2) above, such as pursuant to multiple distributions, payments of Additional Consideration or otherwise (regardless of whether such multiple payments are made pursuant to the same transaction or pursuant to certain unrelated transactions), shall be allocated in such manner that (i) recalculates the allocation of the aggregate Distributable Assets and said amounts distributed in accordance with Articles 8(c)(iii)(1) and 8(c)(iii)(2) above (i.e. such newly payable Distributable Assets (including dividends combined with all Distributable Assets and said amounts distributed in accordance with Article 8(c)(iii)(1) above) previously paid as aforesaid – the “Aggregate Distributable Assets”) in accordance with the provisions of this Article 8(c)(iii), and (ii) allocates such newly payable Distributable Assets (including dividends and other amounts distributed in accordance with

Articles 8(c)(iii)(1) and 8(c)(iii)(2) above) after crediting any portions of the Aggregate Distributable Assets previously paid in respect of each Share against the respective portion of the Aggregate Distributable Assets that is deemed payable in respect of such share.
(5) Value. If the Distributable Assets or any dividend or any part thereof consist of any property, rights or securities other than cash, then, for the purpose of these Articles, the value of such property, rights or securities shall be the fair market value thereof as determined in good faith by the Board.
Voluntary Conversion; Mandatory Conversion
(d)
(i)  Each one Preferred Share and each one Class B Share shall be convertible into one Class A Share at the option of the holder thereof, at any time, upon written notice to the Company and the Company’s transfer agent.
(ii) At any time on or after the sixth (6th) anniversary of the issuance of the Preferred Shares, if the Preferred Shares have not already been converted under Section 8(d)(iii) below, if and only if so elected by the Company, all Preferred Shares that remain outstanding shall automatically convert, with each Preferred Share then outstanding converting into the following number of Class A Shares, based on the volume weighted average trading price of the Class A Shares for the thirty (30) trading days immediately preceding the date of a written notice to the holders of the Preferred Shares of the Company’s election to so automatically convert all then outstanding Preferred Shares (“30-Day VWAP Average”): (a) if the 30-Day VWAP Average is equal to or greater than two (2) times the Original Issue Price (subject to adjustment only as provided in Article 9), one (1) Class A Share, or (b) if the 30-Day VWAP Average is less than two (2) times the Original Issue Price but greater than 25% of the Original Issue Price (in each case subject to adjustment only as provided in Article 9), a number of Class A Shares equal to (a) two (2) times the Original Issue Price (subject to adjustment only as provided in Article 9) divided by (b) the 30-Day VWAP Average (in each case, without consideration and without need for further action by the Company or the relevant holder of such Preferred Shares). All shareholders of record of Preferred Shares shall be sent written notice of the Company’s election to require conversion of the Preferred Shares and the time of mandatory conversion, on or before the time of the designated mandatory conversion, together with all information necessary to allow the conversion. The conversion contemplated by this section (ii) shall occur on the fifth (5th) trading day after such notice is given.
(iii)  If, based on the 30-Day VWAP Average, the value of a Preferred Share, on an as-converted basis, represents a return of the Original Issue Price equal to a minimum multiple of the Original Issue Price (“MOIP”) as specified below, the Company shall have the right, but not the obligation, within five (5) trading days thereafter, to notify the holders of the then outstanding Preferred Shares of the Company’s election to automatically convert without any further action by the holder thereof on the tenth (10th) trading day following the achievement of the MOIP, each Preferred Share then outstanding into one (1) Class A Share.
	Ending Trading Day	MOIP must
Beginning	Prior to:	Meet or Exceed:
Closing	2nd Anniversary of Closing Date	3.50x
2nd Anniversary of Closing Date	3rd Anniversary of Closing Date	3.25x
3rd Anniversary of Closing Date	4th Anniversary of Closing Date	3.00x
4th Anniversary of Closing Date	5th Anniversary of Closing Date	2.75x
Any time beginning on 5th Anniversary		2.50x
(iv)  Upon any voluntary notice of optional conversion, each converting Shareholder of record of Preferred Shares in certificated form, and upon receipt of notice of mandatory conversion, each Shareholder of record of Preferred Shares in certificated form, shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Shares converted pursuant to this Section 8(d) will terminate at the time of conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence. As soon as practicable after the time of conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Shares, the Company shall (a) issue and deliver to such holder, or to his, her or its nominees, confirmation of the book entry issuance of, or a certificate or certificates for, the number of full Class A Ordinary Shares issuable on such conversion in accordance with the provisions hereof.
(v)  The Company shall at all times when the Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued Class A Ordinary Shares, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and Class B Ordinary Shares; and if at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares and Class B Ordinary Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Class A Ordinary to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Shareholder approval of any necessary amendment to these Articles.
Automatic Conversion in Certain Events
(e)  All outstanding Class B Shares owned by a Founder and by any Permitted Class B Owners affiliated with such Founder shall automatically convert into an equal number of Class A Shares (without consideration and without need for further action by the Company or the relevant Founder or Permitted Class B Owner) on the date of the earlier to occur of (i), (ii) or (iii) below (the “Trigger Conditions”):
(i)
(1)  the earliest to occur of (a) such Founder’s employment or engagement as an officer of the Company being terminated not for Cause (as defined below), (b) such Founder’s resigning as an officer of the Company, (c) death or Permanent Disability (as defined below) of such Founder; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Class B Shares to one or more of the other Founders or Permitted Class B Owners affiliated with the other Founders in the event of death or Permanent Disability then such Class B Shares that are transferred to another Founder or Permitted Class B Owner affiliated with the other Founders shall remain Class B Shares and shall not convert into an equal number of Class A Shares, or (d) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Class B Shares; AND
(2) such Founder no longer serves as a member of the Board of Directors;
OR
(ii)  ninety (90) days following the date on which such Founder first receives notice that his employment as an officer of the Company is terminated for Cause; provided, however, that if, prior to the expiration of such ninety-day period, (a) the Board of Directors repeals its determination that such Founder was terminated for Cause or determines that the Cause had been cured, then the provisions of clause (i) above shall apply, or (b) such Founder commences legal proceedings with the competent judicial forum to determine that such determination by the Board of Directors of termination for Cause was improper or incorrect, then such Founder shall retain its Class B Shares until the earlier of (y) the issuance of a final unappealable judgment confirming the determination of the Board of Directors, or a judgment which execution had not been stayed pending an appeal, and (z) the abandonment of such proceedings or their dismissal or denial by a ruling of the relevant judicial forum on any grounds, substantive or procedural, and regardless of whether or not the Board of Directors’ determination regarding the termination for Cause is confirmed as part of such ruling; provided, that notwithstanding anything to the contrary in this

Article 8(e)(ii), in the case of clauses (1) – (3) of Article 8(n)(i) below, the basis for Cause shall be deemed to not be curable, and such redemption shall be effective immediately upon written notice by the Company to such Founder;
OR
(iii)  the earlier to occur of (1) such time as the Founders and the Permitted Class B Owners first collectively hold less than 10% of the total issued and outstanding ordinary share capital of the Company, and (2) the fifteenth (15th) anniversary of the Closing Date.
Additionally, Class B Shares shall automatically convert into Class A Shares as described in Article 8(h) below.
Effect of Conversion
(f)  In the event of voluntary conversion of Preferred Shares or Class B Shares to Class A Shares pursuant to Article 8(d), or automatic conversion of Class B Shares to Class A Shares pursuant to Article 8(e), all rights of the holder of such Preferred Shares or Class B Shares, as the case may be, shall cease and such holder shall thereafter be treated for all purposes as having become the record holder of such number of Class A Shares into which such Preferred Shares or Class B Shares were convertible. The Class A Shares issuable upon conversion of the Preferred Shares or Class B Shares shall remain restricted shares, and all certificates or book-entries representing such shares shall bear a legend in customary form to that effect. Any proxy issued with respect to Preferred Shares or Class B Shares shall, unless otherwise stated in such proxy, continue to apply with respect to the Class A Shares into which the Preferred Shares or Class B shares, as the case may be, have been converted. Preferred Shares or Class B Shares that are converted into Class A Shares as provided in this Article 8 shall not be reissued, and no further Class B Shares may be issued by the Company following the voluntary or automatic conversion of the last of the outstanding Class B Shares.
Protective Provisions
(g)  The Company shall not, without the prior affirmative vote of 100% of the outstanding Class B Shares, voting as a separate class, in addition to any other vote required by applicable law or these Articles:
(i)  directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of these Articles inconsistent with, or otherwise alter, any provision of these Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Shares;
(ii)  reclassify any outstanding Class A Shares into shares having the right to have more than one (1) vote for each share thereof, except as required by law;
(iii)  issue any Class B Shares (other than Class B Shares originally issued by the Company after the Closing Date pursuant to the exercise or conversion of options or warrants that, in each case, are outstanding as of the Closing Date); or
(iv)  authorize, or issue any shares of, any class or series of the Company’s share capital having the right to more than one (1) vote for each share thereof.
Transfer
(h) Any Class B Shares that are Transferred (as defined below) to any person or entity other than a Permitted Class B Owner (a “Permitted Transfer”) shall automatically upon such Transfer convert into an equal number of Class A Shares (without consideration and without need for further action by the Company or the relevant Founder or Permitted Class B Owner).
(i)  Any purported Transfer of Class B Shares in violation of this Article 8 shall be null and void. If, notwithstanding the limitations set out in this Article 8, a person shall voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of Class B Shares in violation of these limitations, then the Purported Owner shall not obtain any rights in and to such Class B Shares and the purported Transfer shall not be recognized by the Company’s transfer agent or recorded on the Company’s register of shareholders.

(j)  Upon a determination by the Board of Directors that a person has attempted or is attempting to acquire Class B Shares, or has purportedly Transferred or acquired Class B Shares, in each case in violation of the limitations set out in this Article 8, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Company, including to institute proceedings to enjoin any such attempted or purported Transfer or acquisition, or reverse any entries or records reflecting such attempted or purported Transfer or acquisition.
(k)  The Board of Directors shall have all powers necessary to implement the limitations set out in this Article 8, including the power to prohibit the Transfer of any Class B Shares in violation thereof.
(l)  All certificates or book-entries representing Class B Shares shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE ARTICLES OF ASSOCIATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR).
No Other Rights
(m)  Except for the special voting rights and protective provisions set forth herein, the Class B Shares shall bestow upon the holder(s) thereof the same rights, preferences and privileges as the Class A Shares, in accordance with Article 8(c) above. Similarly, and except for the automatic conversion provisions and the restrictions on transfer set out in this Article 8, the holders of Class B Shares shall be subject to the same prohibitions, limitations and obligations as those applicable to the holders of the Class A Shares.
Definitions
(n) For purposes of this Article 8:
(i) Termination with Cause. A termination for “Cause” shall occur thirty (30) days after written notice by the Company to a Founder (based upon the unanimous decision of the Board of Directors, other than such Founder) of a termination for Cause if such Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and such termination shall be effective ten (10) days after the date the Company delivers notice of such termination for Cause. “Cause” shall mean the Company’s termination of a Founder’s employment with the Company or any of its subsidiaries as a result of: (1) fraud, embezzlement or any willful act of material dishonesty by such Founder in connection with or relating to such Founder’s employment with the Company or any of its subsidiaries; (2) theft or misappropriation of property, information or other assets by such Founder in connection with such Founder’s employment with the Company or any of its subsidiaries which results in or would reasonably be expected to result in material loss, damage or injury to the Company or its subsidiaries, their goodwill, business or reputation; (3) such Founder’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or would reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation, including any crime involving moral turpitude; (4) such Founder’s use of alcohol or drugs that materially interferes with the ability of such Founder to perform such Founder’s material duties hereunder; (5) such Founder’s material breach of a material Company policy, or material breach of a Company policy that results in or would reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation, including any breach involving moral turpitude; or (6) such Founder’s material breach of any of his obligations under the employment agreement between such Founder and the Company or any of its subsidiaries, as in effect from time to time (the “Founder Employment Agreement”); provided, that, for clauses (1) - (6) above, the Company delivers written notice to such Founder of the condition giving rise to Cause within ninety (90) days after the later of such condition’s initial occurrence or the date upon which the Company first discovered or should reasonably have discovered such condition.
(ii) “Permanent Disability” shall mean a permanent and total disability such that a Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.
(iii) “Permitted Class B Owner” shall mean any person or entity that, through contract, proxy or operation of law, has irrevocably delegated the sole and exclusive right to vote the Class B Shares held by such person or entity to a Founder. A person or entity that is a Permitted Class B Owner shall cease to be a Permitted Class B Owner upon the occurrence of any action, event or other circumstance that (A) allows any person other than a Founder to vote the Class B Shares held by such first person or entity or (B) results in the Founder who holds such voting power becoming unable to exercise such voting power (for example, because of such Founder’s death or disability).
(iv) “Transfer” of a Class B Share shall mean, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise, and including by issuance or transfer of shares or interests of any Permitted Class B Owner which is a corporate entity), including a transfer of a Class B Share to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board of Directors). Notwithstanding the foregoing, the pledge of Class B Shares by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares shall not constitute a Transfer within the meaning of this Article 8. A “Transfer” shall also be deemed to have occurred with respect to a Class B Share beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a permitted hereunder.
(v) “Voting Control” shall mean, with respect to a Class B Share, the exclusive power to vote or direct the voting of such share by proxy, voting agreement or otherwise.
9.	Consolidation, Division, Cancellation and Reduction of Share Capital.
(a)  The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:
(i) consolidate all or any part of its issued or unissued authorized share capital;
(ii)  divide or sub-divide its shares (issued or unissued) or any of them and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;
(iii)  cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or
(iv) reduce its share capital in any manner.
(b)  With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:
(i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated;
(ii)  issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;
(iii) redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;
(iv)  round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v)  cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this Article 9(b)(v).
(c)  If the Company in any manner subdivides, combines or reclassifies the outstanding shares of either class of Ordinary Shares, the outstanding Preferred Shares will be subdivided, combined or reclassified in the same manner. If the Company in any manner subdivides, combines or reclassifies the outstanding shares of one class of Ordinary Shares, the outstanding shares of the other class of Ordinary Shares will be subdivided, combined or reclassified in the same manner; provided, however, that shares of one such class of Ordinary Shares may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding Class A Shares represented in person or by proxy and voted on such matter, and the holders of 100% of the outstanding Class B Shares, each voting separately as a class.
10.	Issuance of Share Certificates, Replacement of Lost Certificates.
(a)  To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.
(b)  Subject to the provisions of Article 10(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his, her or its name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.
(c)  A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.
(d)  A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.
11.	Registered Holder.
Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.
12.	Issuance and Repurchase of Shares.
(a)  The unissued shares from time to time shall be under the control of the Board of Directors (and, to the extent permitted by law, any Committee (as defined below) thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 14(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, price, with or without premium, discount or commission), during such time as the Board of Directors (or the Committee, as the case may be) deems fit; provided, however, that this Article 12(a) shall not apply to Class B Shares.
(b)  Other than with respect to the Class B Shares (unless converted in accordance with Articles 8(d) or (e) above), the Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.
13.	Payment in Installments.
If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.
14.	Calls on Shares.
(a)  The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of Shares held by such Shareholders and which is not, pursuant to the terms of issuance of such Shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the Shares in respect of which such call was made.
(b)  Notice of any call for payment by a Shareholder shall be given in writing to such Shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a Shareholder, the Board of Directors may in its discretion, by notice in writing to such Shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.
(c)  If pursuant to the terms of issuance of a Share or otherwise, an amount is made payable at a fixed time, such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 14, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).
(d)  Joint holders of a Share shall be jointly and severally liable to pay all calls for payment in respect of such Share and all interest payable thereon.
(e)  Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.
(f)  Upon the issuance of Shares, the Board of Directors may provide for differences among the holders of such Shares as to the amounts and times for payment of calls for payment in respect of such Shares.
15.	Prepayment.
With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his, her or its Shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the

Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 15 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.
16.	Forfeiture and Surrender.
(a)  If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the Shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.
(b)  Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such Shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.
(c)  Without derogating from Articles 52 and 56 hereof, whenever Shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.
(d) The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any Share.
(e)  Any Share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.
(f)  Any person whose Shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered Shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such Shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all Shares owned by such Shareholder, solely or jointly with another.
(g)  The Board of Directors may at any time, before any Share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 16.
17.	Lien.
(a)  Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the Shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid Share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such Share. Unless otherwise provided, the registration by the Company of a transfer of Shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such Shares immediately prior to such transfer.
(b)  The Board of Directors may cause the Company to sell a Share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his or her executors or administrators.
(c)  The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder in respect of such Share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the Shareholder, his or her executors, administrators or assigns.
18.	Sale After Forfeiture or Surrender or for Enforcement of Lien.
Upon any sale of a Share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the Share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such Share. The purchaser shall be registered as the Shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such Share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.
19.	Redeemable Shares.
The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.
Transfer of Shares
20.	Registration of Transfer.
No transfer of Shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, Shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the Shares so transferred (or, in the case of Shares registered in book-entry form or “street name”, until the transferee has been registered in such form with the applicable brokerage firm or other nominee), the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of Shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.
21.	Suspension of Registration.
The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of Shares for a period determined by the Board of Directors, and no registrations of transfers of Shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.
Transmission of Shares
22.	Decedents’ Shares.
Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the Shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.

23.	Receivers and Liquidators.
(a)  The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the Shares registered in the name of such Shareholder, except in the case of Class B Shares, which shall be dealt with in the manner set out in Article 8(e)(i)(1).
(b)  Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its discretion), be registered as a Shareholder in respect of such Shares, or may, subject to the regulations as to transfer herein contained, transfer such Shares, in each case except for the Class B Shares, which shall be dealt with in the manner set out in Article 8(e)(i)(1).
General Meetings
24.	General Meetings.
(a) An annual General Meeting (“Annual General Meeting”) shall be held every calendar year at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors, and in compliance with any time limitations imposed by applicable law or stock exchange rules and regulations.
(b) All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.
(c)  If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.
25.	Record Date for General Meeting.
Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
26.	Shareholder Proposal Request.
(a)  Any Shareholder or Shareholders holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law and stock exchange rules and regulations, and the Proposal

Request must comply with the requirements of these Articles (including this Article 26) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and addressed to the Secretary of the Company (the “Secretary”) or, in the absence thereof, to the Chief Executive Officer of the Company (the “Chief Executive Officer”)). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law and any stock exchange rules and regulations. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law or any stock exchange rules and regulations, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other person(s) (naming such person or persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.
A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.
(b)  The information required pursuant to this Article shall be updated prior to the last date for submittal of Proposal Requests for the General Meeting in accordance with applicable law and stock exchange rules and regulations.
(c) The provisions of Articles 26(a) and 26(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

(d)  Notwithstanding anything to the contrary herein, this Article 26 may be amended, replaced or suspended only by a resolution adopted at a General Meeting by (i) so long as Class B Shares remain outstanding, a majority of the total voting power of the Shareholders, and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shareholders.
27.	Notice of General Meetings; Omission to Give Notice.
(a) The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.
(b)  The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.
(c)  No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.
(d)  In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.
Proceedings at General Meetings
28.	Quorum.
(a)  No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.
(b)  In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 14 hereof) present in person or by proxy and holding Shares conferring in the aggregate at least thirty-three and one-third percent (33 1∕3%) of the voting power of the Company, provided, however, that with respect to any General Meeting that was initiated by and convened pursuant to a resolution adopted by the Board of Directors and at the time of such General Meeting the Company is a “foreign private issuer” under U.S. securities laws, the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 14 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company. For the purpose of determining the quorum present at a certain General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder. Notwithstanding the foregoing, a quorum for any General Meeting shall also require the presence in person or by proxy of at least one Shareholder holding Class B Shares if such shares are outstanding.
(c)  If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon the request of a Shareholder in accordance with the Companies Law, one or more Shareholders, present in person or by proxy, and holding the number of Shares required for making such request, shall constitute a quorum, but in any other case any Shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.
29.	Chairperson of General Meeting.
The Chairperson shall preside as Chairperson of every General Meeting. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order):

a Director designated by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, he or she is also a Shareholder or such proxy).
30.	Adoption of Resolutions at General Meetings.
(a)  Except as required by the Companies Law or these Articles, including Article 40 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.
(b)  Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson or other person chairing the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.
(c)  A defect in convening or conducting a General Meeting other than with respect to the existence of a quorum, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.
(d)  A declaration by the Chairperson or other person chairing the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.
31.	Power to Adjourn.
A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson or other person chairing the General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting); provided that the Board of Directors may adjourn or postpone a meeting only with the unanimous consent of all members of the Board of Directors, and, in the case of an Annual General Meeting, only to the extent that such adjournment would not delay the meeting beyond any time limitation imposed by applicable law or stock exchange rules and regulations.

32.	Voting Power.
Except as otherwise provided in these Articles or otherwise required by applicable law:
(a)  each holder of Preferred Shares shall have one (1) vote for each Ordinary Share into which the Preferred Shares held by such holder could be converted (as provided below), as of the applicable record date set for the vote on any matter, whether the vote thereon is conducted by a show of hands, by written ballot or by any other means. The Preferred Shares shall vote together with the Ordinary Shares, as a single class and not as a separate class in all shareholders meetings, except as required by law or by these Articles; and
(b)  each holder of Class A Shares shall be entitled to one (1) vote for each Class A Share held, and each holder of Class B Shares shall be entitled to ten (10) votes for each Class B Share held, in each case, as of the applicable record date set for the vote on any matter, whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means. Notwithstanding anything herein to the contrary, in no event shall the aggregate voting power of a holder of Class B Shares exceed the maximum voting power permitted under applicable law without effecting a tender offer; and
(c)  except in the event of a Class Meeting, any Shareholder holding any combination of Preferred Shares, Class A Shares and Class B Shares may at all times vote all classes of shares on all matters (including the election of Directors).
33.	Voting Rights.
(a)  No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him, her or its in respect of his or her Shares in the Company have been paid.
(b)  A company or other corporate body being a Shareholder may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson or other person chairing the General Meeting, written evidence of such authorization (in form reasonably acceptable to the Chairperson) shall be delivered to him or her.
(c)  Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (b) above.
(d)  If two (2) or more persons are registered as joint holders of any Share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 33(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.
(e)  If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

Proxies
34.	Instrument of Appointment.
(a) An instrument appointing a proxy shall be in writing and shall be substantially in the following form:
“I		of
	(Name of Shareholder)		(Address of Shareholder)
Being a shareholder of Pagaya Technologies Ltd. hereby appoints of
	(Name of Proxy)		(Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the day of , and at any adjournment(s) thereof.

Signed this day of , .

(Signature of Appointor)”
or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is a company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.
(b)  Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting, as long as such waiver is consistently applied. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.
35.	Effect of Death of Appointor of Transfer of Share and or Revocation of Appointment.
(a)  A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the Share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.
(b)  Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 34(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 34(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 35(b) at or prior to the time such vote was cast.

Board of Directors
36.	Powers of the Board of Directors.
(a)  The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting or by a specific committee of the Board of Directors (where the establishment of such committee is mandatory under applicable law). The authority conferred on the Board of Directors by this Article 36 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.
(b)  Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its discretion, shall deem fit, including capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.
37.	Exercise of Powers of the Board of Directors.
(a)  A meeting of the Board of Directors at which a quorum is present in accordance with Article 46 shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.
(b)  Unless otherwise set forth herein, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.
(c)  The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.
38.	Delegation of Powers.
(a)  The Board of Directors may, subject to the provisions of the Companies Law (or shall, where required by the Companies Law), delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors” or “Committee”), each consisting of one or more persons who are Directors, and it may from time to time revoke such delegation or alter the composition of any such Committee, in each case subject to the provisions of the Companies Law. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law or any stock exchange rules or regulations. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers to a sub-committee of Directors or to an individual Director.
(b)  The Board of Directors may from time to time appoint a Secretary, as well as officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.
(c)  The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him, her or it.
39.	Number of Directors.
(a)  The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than ten (10), including the External Directors if any are required to be elected) as may be fixed from time to time by resolution of the General Meeting.
(b)  Notwithstanding anything to the contrary herein, this Article 39 may be amended or replaced only by a resolution adopted at a General Meeting by (i) so long as Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shareholders.
40.	Election and Removal of Directors.
(a)  The Directors, excluding the External Directors if any are required to be elected, shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III (each, a “Class”). The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.
The term of office (i) of the initial Class I directors shall expire at the Annual General Meeting to be held during the first calendar year following the year in which the Closing takes place, and when their successors are elected and qualified, (ii) of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above and when their successors are elected and qualified, and (iii) of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above and when their successors are elected and qualified.
(b)  At each Annual General Meeting, commencing with the Annual General Meeting to be held in the first calendar year following the year in which the Closing takes place, each Nominee or Alternate Nominee (each as defined below) elected to replace the Directors of a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.
(c)  If the number of Directors, excluding External Directors, if any are required to be elected, that comprises the Board of Directors is hereafter changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
(d)  Prior to every General Meeting at which Directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).
(e)  Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request, provided that it complies with this Article 40(e), Article 26 and applicable law. A Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 26, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director under any applicable law, regulation or stock exchange rules and regulations, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 40(e) and Article 26, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.
(f)  The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election.
(g)  Notwithstanding anything to the contrary herein, this Article 40 and Article 43(e) may be amended or replaced only by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shares, provided that no amendment or replacement of this Article 40 or Article 43(e) below shall shorten the term of any incumbent Director.
(h)  Notwithstanding anything to the contrary in these Articles, the nomination, election, qualification, removal or dismissal of External Directors, if so elected, shall comply with the applicable provisions set forth in the Companies Law.
41.	Commencement of Directorship.
Without derogating from Article 40, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.
42.	Continuing Directors in the Event of Vacancies.
The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 39 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 39 hereof, they may act only in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 39 hereof, or in order to call a General Meeting for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office. Notwithstanding anything to the contrary herein, this Article 42 may be amended, replaced or suspended only by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shareholders.

43.	Vacation of Office.
The office of a Director shall be vacated and he shall be dismissed or removed:
(a) ipso facto, upon his or her death;
(b) if he or she is prevented by applicable law or any stock exchange rules or regulations from serving as a Director;
(c)  if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a Director;
(d) if his or her directorship expires pursuant to these Articles and/or applicable law;
(e)  by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shares (with such removal becoming effective on the date fixed in such resolution), provided that no such resolution shall shorten the term of an incumbent Director who was elected under the staggered board composition pursuant to Article 40;
(f)  by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or
(g)  with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.
44.	Conflict of Interests; Approval of Related Party Transactions.
(a)  Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.
(b)  Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.
Proceedings of the Board of Directors
45.	Meetings.
(a)  The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors deems fit.
(b)  A meeting of the Board of Directors shall be convened by the Secretary (or, in the absence thereof, by the Chief Executive Officer) upon instruction of the Chairperson or upon a request of at least two (2) Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary (or, in the absence thereof, by the Chief Executive Officer) to convene a meeting upon a request of at least two (2) Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ prior notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.
(c)  Notice of any such meeting shall be given in writing (including by email), unless the urgency of such meeting is reasonably determined by the Chairperson to require that notice be given orally, by telephone or by such other means of delivery as the Chairperson may deem appropriate under the circumstances.
(d)  Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.
46.	Quorum.
Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within thirty (30) minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time forty-eight (48) hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within thirty (30) minutes of the announced time, the requisite quorum at such adjourned meeting shall be any two (2) Directors who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.
47.	Chairperson of the Board of Directors.
The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he or she is not present within fifteen (15) minutes of the time fixed for the meeting or if he or she is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.
48.	Validity of Acts Despite Defects.
All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification, except if the defect was a failure to meet the required quorum, in which case, said act shall not be valid.
Chief Executive Officer; Officers who are Founders
49.	Chief Executive Officer; Officers who are Founders.
(a)  The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.
(b)  Until the third anniversary of the Closing Date, the termination of any of the Founders as an executive of the Company, whether or not for Cause, shall require the approval of a supermajority of at least seventy-five percent (75%) of the Directors then in office; thereafter, the termination of any of the Founders as an executive of the Company shall require a decision of the Board of Directors adopted in accordance with Article 37(b).
Minutes
50.	Minutes.
Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.
Dividends
51.	Declaration of Dividends.
The Board of Directors may from time to time declare, and cause the Company to pay dividends (or make other “distributions” within the meaning of the Companies Law) as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the Shareholders entitled thereto.
52.	Amount Payable by Way of Dividends.
Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any Share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 14 hereof) entitled thereto in proportion to their respective holdings of the issued and outstanding Preferred Shares, Class A Shares and Class B Shares in respect of which such dividends are being paid, treating all such Shares on a pari passu basis for such purpose.
53.	Interest.
No dividend shall carry interest as against the Company.
54.	Payment in Specie.
If so declared by the Board of Directors, a dividend declared in accordance with Article 51 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.
55.	Implementation of Powers.
The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of Shares and sell such fractions of Shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than $0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.
56.	Deductions from Dividends.
The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a Share any and all sums of money then payable by him, her or it to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.
57.	Retention of Dividends.
(a)  The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a Share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.
(b)  The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a Share in respect of which any person is, under Articles 22 or 23, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.
58.	Unclaimed Dividends.
All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.
59.	Mechanics of Payment.
Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its discretion, be paid by check sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 22 or 23 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.
Accounts
60.	Books of Account.
The Company’s books of account shall be kept at the Office, or at such other place or places as the Board of Directors may deem fit, and they shall always be open to inspection by all Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by applicable law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

61.	Auditors.
The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.
62.	Fiscal Year.
The fiscal year of the Company shall be the 12 month period ending on December 31 of each calendar year.
Supplementary Registers
63.	Supplementary Registers.
Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may deem fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may deem fit in connection with the keeping of such branch registers.
Exemption, Indemnity and Insurance
64.	Insurance.
Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:
(a) a breach of duty of care to the Company or to any other person;
(b)  a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;
(c) a financial liability imposed on such Office Holder in favor of any other person; and
(d)  any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law).
65.	Indemnity.
(a)  Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder:
(i)  a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;
(ii)  reasonable litigation expenses, including reasonable legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;
(iii)  reasonable litigation costs, including reasonable legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent; and
(iv)  any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including in accordance with Section 56H(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the Economic Competition Law).
(b)  Subject to the provisions of the Companies Law and any other applicable law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:
(i)  Sub-Article 65(a)(i), provided that the undertaking to indemnify is limited to, and sets forth, (a) such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and (b) such amounts or criteria which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and
(ii) Sub-Articles 65(a)(ii), 65(a)(iii) and 65(a)(iv).
66.	Exemption.
Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.
67.	General.
(a)  Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 64 to 66 and any amendments to Articles 64 to 66 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.
(b)  The provisions of Articles 64 to 66: (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.
Lock-Up
68.	Lock-Up.
Notwithstanding anything to the contrary herein, and subject only to the exceptions set forth in Article 69 and the Amended and Restated Registration Rights Agreement dated as of the Closing Date, other than with the written consent of the Company, no Holder shall be entitled to Transfer any Lock-Up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-Up Shares until the end of the Lock-Up Period.

For the purposes of this Article 68 and Article 69:
“Company Equity Holders” means each of the shareholders of the Company as of immediately prior to the effective time of the Merger contemplated by the Merger Agreement.
“Holder” means (i) each of the Company Equity Holders, and (ii) SPAC Sponsor.
“Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving the Company upon the consummation of which holders of Ordinary Shares would be entitled to exchange their Ordinary Shares for cash, securities or other property.
“Lock-Up Period” means
(i)  with respect to the Company Equity Holders and their Permitted Transferees, the period beginning on the Closing Date and ending (A) with respect to 50% of the Ordinary Shares held by such Company Equity Holder on the Closing Date, on the earlier of (1) the date that is six (6) months following the Closing Date and (2) the date on which the VWAP equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing on the Closing Date, and (B) with respect to the remaining 50% of the Ordinary Shares held by such Company Equity Holder on the Closing Date, on the earlier of (1) the date that is twelve (12) months following the Closing Date and (2) the date on which the VWAP equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing on the Closing Date, and
(ii)  with respect to SPAC Sponsor and its Permitted Transferees, the period beginning on the Closing Date and ending on the earlier of (A) the date that is twelve (12) months following the Closing Date and (B) the date on which the VWAP equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period;
provided, however, that the Lock-Up Period shall not be lifted pursuant to clause (i)(A)(2) above prior to the date that is ninety (90) days following the Closing Date, and shall not be lifted pursuant to clause (i)(B)(2) or clause (ii)(B) above prior to the date that is one hundred and eighty (180) days following the Closing Date.
“Lock-Up Shares” means (i) with respect to the Company Equity Holders and their Permitted Transferees, the Company Ordinary Shares held by such Company Equity Holders as of immediately following the Stock Split and the Conversion (as each such term is defined in the Merger Agreement), and (ii) with respect to SPAC Sponsor and its Permitted Transferees, (A) the Ordinary Shares issuable to SPAC Sponsor as Merger Consideration (as such term is defined in the Merger Agreement) under the Merger Agreement in respect of the 7,187,500 shares of SPAC Class B Stock (as defined in the Merger Agreement) that it holds, (B) the Company Warrants issuable to SPAC Sponsor as Merger Consideration in respect of the Private Placement Warrants (as defined in the Merger Agreement), and (C) any Ordinary Shares issuable to SPAC Sponsor upon exercise of such Company Warrants mentioned in the preceding Clause (B). In furtherance of the foregoing, Ordinary Shares issued to any affiliate of the SPAC Sponsor in accordance with any subscription agreement between such affiliate and the Company shall not be Lock-Up Shares.
“Merger Agreement” means the Agreement and Plan of Merger, made and entered into as of September 15, 2021, by and among the Company, Rigel Merger Sub Inc. and EJF Acquisition Corp.
“Permitted Transferee” means (subject to compliance with Article 69): (i) the members of a Holder’s immediate family (for purposes of this Article 68 and Article 69, “immediate family” means with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (ii) any entities controlled by, controlling or under common control with such Holder, (iii) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (iv) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (v) if Holder is an entity, any direct or indirect controlling partners, members or equity holders of Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act) of Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates.
“SPAC Sponsor” means Wilson Boulevard LLC, a Delaware limited liability company.

“Trading Day” means any day on which the Ordinary Shares are tradeable on the principal securities exchange or securities market on which Ordinary Shares are then traded.
“Transfer” shall mean, directly or indirectly, the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposition of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), with respect to Lock-Up Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, the pledge of Lock-Up Shares by a Holder that creates a mere security interest in such Lock-Up Shares pursuant to a bona fide loan or indebtedness transaction for so long as such Holder continues to exercise the power (whether exclusive or shared) to vote or direct the voting of such Lock-Up Shares by proxy, voting agreement or otherwise, over such pledged Lock-Up Shares shall not constitute a Transfer within the meaning of these Articles. Additionally, notwithstanding anything herein to the contrary, nothing herein shall prevent the establishment of a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”) or the amendment of an existing 10b5-1 Trading Plan during the Lock-Up Period so long as there are no sales of Lock-Up Shares under any such newly established or amended 10b5-1 Trading Plan during the Lock-Up Period.
“VWAP” means, on any Trading Day on or after the Closing Date, the volume weighted average of the trading prices of the Ordinary Shares on the principal securities exchange or securities market on which Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company); provided that if there shall occur any change in the outstanding Ordinary Shares as a result of any bonus shares, subdivisions, combinations, splits, recapitalizations and the like, the VWAP shall be equitably adjusted to reflect such change.
69.	Permitted Transfers.
(a)  Notwithstanding anything to the contrary set forth in these Articles, the lock-up restrictions set forth in Article 68 shall not apply to a Transfer of any or all of the Lock-Up Shares held by a Holder (i) to any Permitted Transferee of such Holder, (ii) by will or intestate succession upon the death of such Holder, (iii) by operation of law or pursuant to a court order or to a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree; (iv) in connection with a Liquidation Event or (v) to any of the Founders or to entities directly or indirectly wholly owned by (or in the case of a trust solely for the benefit of) any of the Founders; provided, that in the case of clauses (i), (ii), (iii) or (v), the transferee shall receive and hold the Lock-Up Shares subject to the provisions of these Articles applicable to the transferring Holder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of Article 68 and this Article 69. For the avoidance of doubt, the lock-up restrictions set forth in Article 68 shall not apply to the exercise of any options or warrants to purchase Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), but shall apply to the Ordinary Shares received upon such exercise.
(b) If any Transfer is made or attempted in violation of or contrary to the terms of these Articles (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of the Company’s equity holders for any purpose. In order to enforce this Article 69(b), the Company may impose stop-transfer instructions with respect to the Lock-Up Shares of a transferring Holder until the end of the Lock-Up Period, except in compliance with the restrictions set forth in these Articles.
(c)  If, between the Closing Date and a Liquidation Event, the outstanding Ordinary Shares shall have been changed into a different number of shares or a different class, as a result of any bonus shares, subdivisions, combinations, splits, recapitalizations and the like, then any number, value (including dollar value) or amount contained herein which is based upon the number of Ordinary Shares will be equitably adjusted for such as a result of any bonus shares, subdivisions, combinations, splits, recapitalizations and the like. Any adjustment under this Article 69(c) shall become effective at the date and time that such bonus shares, subdivisions, combinations, splits, recapitalizations or the like became effective. For the avoidance of doubt, no change of units or shares pursuant to the transactions contemplated by the Merger Agreement shall constitute bonus shares, subdivisions, combinations, splits, recapitalizations or the like requiring an equitable adjustment.
(d)  The restrictions set forth in Article 68 and this Article 69 shall not limit the rights of a Holder to exercise such Holder’s rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Lock-Up Shares.
Winding Up
70.	Winding Up.
If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in accordance with the provisions of Article 8(c).
Notices
71.	Notices.
(a)  Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.
(b)  Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer at the principal office of the Company, by facsimile transmission, email or other electronic transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.
(c) Any such notice or other document shall be deemed to have been served:
(i)  in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or
(ii)  in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;
(iii) in the case of personal delivery, when actually tendered in person, to such addressee;
(iv)  in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.
(d)  If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 71.
(e)  All notices to be given to the Shareholders shall, with respect to any Share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such Share.
(f)  Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.
(g)  Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:
(i)  if the Company’s Shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Exchange Act; and/or
(ii) on the Company’s internet site.
(h)  The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.
(i) To the extent permitted by the Companies Law or any regulations promulgated thereunder, the Company will not be required to deliver notices of General Meetings to Shareholders who are registered in the Company’s Register of Shareholders, and to whom the Company would otherwise have been required to deliver such notices if not for this Article 71(i).
Amendment
72.	Amendment.
Any amendment of these Articles shall require the approval of the General Meeting in accordance with these Articles.
Forum for Adjudication of Disputes
73.	Forum for Adjudication of Disputes.
(a)  Unless the Company consents in writing to the selection of an alternative forum, with respect to any causes of action arising under the U.S. Securities Act of 1933, as amended, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended; and (b) unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Shareholders, or (iii) any action asserting a claim arising pursuant to any provision of these Articles, the Companies Law or the Securities Law. Any person or entity purchasing or otherwise acquiring or holding any interest in Shares of the Company shall be deemed to have notice of and consented to these provisions.
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Exhibit 99.2